Exhibit 99.1

Affinity Bancshares, Inc.

Announces 2021 Year End

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $7.6 million for the year ended December 31, 2021 as compared to $3.1 million for the year ended December 31, 2020.

	For the three months ended,				For the year ended,
Performance Ratios:	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2021	December 31, 2020
Return on average assets	0.66%	0.91%	1.18%	1.11%	0.96%	0.42%
Return on average equity	4.36%	6.00%	7.95%	8.03%	6.52%	3.97%
Net interest margin	3.64%	3.78%	4.10%	4.65%	4.04%	3.77%
Efficiency ratio	74.29%	65.87%	58.30%	64.96%	65.62%	78.46%

Results of Operations

Net income was $7.6 million for the year ended December 31, 2021 as compared to $3.1 million for the year ended December 31, 2020, as we have increased our interest income while reducing interest and non-interest expense. Our net income in 2020 was reduced as a result of merger related expenses. Merger related expenses for the year ended December 31, 2020, were $2.8 million.

Net Interest Income and Margin

Net interest income increased $4.1 million, and was $29.3 million for the year ended December 31, 2021, compared to $25.1 million for the year ended December 31, 2020. Average interest-earning assets increased by $57.8 million for the year ended December 31, 2021. Net interest margin for the year ended December 31, 2021, increased to 4.04%, from 3.77% for the year ended December 31, 2020. The increase in net interest margin was primarily due to the decrease in the cost of funds. For the year ended December 31, 2021, the cost of average interest-bearing liabilities decreased to 0.67% from 1.10% for the year ended December 31, 2020. The total cost of deposits was 0.63% for the year ended December 31, 2021 compared to 1.12% for the year ended December 31, 2020. The decrease was due to decreasing deposit rates related to the decrease in market rates.

Provision for Loan Losses

For the year ended December 31, 2021, the provision for loan loss expense was $1.1 million compared to $2.0 million for the year ended December 31, 2020. We increased our provision expense in 2020 due to the uncertainty related to the COVID-19 pandemic. As the economy began to improve in 2021, less provision expense was required. Net loan recoveries were $1.1 million for the year ended December 31, 2021, compared to $227,000 for the year ended December 31, 2020. The increase in net recoveries was primarily driven by a $1.0 million recovery on a previously charged off commercial real estate loan.

Non-interest Income

For the year ended December 31, 2021, noninterest income increased $522,000 to $2.7 million compared to $2.2 million for the year ended December 31, 2020. This was a result of increases in service charges on deposits accounts, interchange income, and secondary market fee income.

Non-interest Expense

Operating expenses decreased $450,000 to $21.0 million for the year ended December 31, 2021, compared to $21.4 million for the year ended December 31, 2020. We saw an increase in legal and accounting fees as well as salary and employee expense in 2020 due to the merger.

Income Tax Expense

We recorded income tax expense of $2.3 million for year ended December 31, 2021, compared to $792,000 for the year ended December 31, 2020. The higher tax expense for the year ended December 31, 2021, was primarily due to higher pretax income.

Financial Condition

Total assets decreased by $62.5 million to $788.1 million at December 31, 2021, from $850.6 million at December 31, 2020. The decrease was due primarily to a decrease in cash and cash equivalents of $66.5 million due to our no longer using the Paycheck Protection Program Liquidity Facility (PPPLF) for funding as well as a decrease in net loans of $16.4 million. Cash and equivalents decreased $66.5 million, to $111.8 million at December 31, 2021, from $178.3 million at December 31, 2020, as the PPPLF was not used for funding at year end and excess cash from the stock offering was returned. Total investment securities available for sale increased by $24.6 million at December 31, 2021, as compared to December 31, 2020, as we deployed excess liquidity. Total loans decreased $14.2 million to $584.4 million at December 31, 2021 from $598.6 million at December 31, 2020, including Paycheck Protection Program (PPP) loans of $17.9 million and $101.7 million at December 31, 2021 and December 31, 2020, respectively. Deposits decreased by $25.4 million to $614.8 million at December 31, 2021 compared to $640.2 million at December 31, 2020, which reflected a decrease in certificate of deposits of $34.9 million, partly offset by an increase in non-interest-bearing deposits of $33.1 million. The loan-to-deposit ratio at December 31, 2021 was 93.7%, as compared to 92.5% at December 31, 2020. Interest-bearing checking accounts decreased $38.4 million as a result of the completion of the second step conversion. Stockholders’ equity increased to $121.0 million at December 31, 2021, as compared to $80.8 million at December 31, 2020, primarily due to the completion of our mutual-to-stock conversion and related stock offering on January 20, 2021. We sold 3,701,509 shares of common stock at $10.00 per share and raised gross proceeds of $37.1 million in the offering.

Asset Quality

The Company’s non-performing loans increased to $7.0 million at December 31, 2021, as compared to $4.9 million at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans was 122.1% at December 31, 2021, as compared to 129.8% at December 31, 2020. The Company’s allowance for loan losses was 1.46% of total loans at December 30, 2021, as compared to 1.06% at December 31, 2020. The allowance as a percentage of total loans increased due to the decrease in PPP loans as well as a large recovery of a previously charged off loan.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Year Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$588,976	$31,484	5.35%	$575,548	$29,933	5.20%
Securities	35,109	709	2.02%	19,917	380	1.91%
Interest-earning deposits and federal funds	98,554	180	0.18%	69,137	212	0.31%
Other investments	2,324	80	3.43%	2,523	107	4.24%
Total interest-earning assets	724,963	32,453	4.48%	667,125	30,632	4.59%
Noninterest-earning assets	63,373			60,601
Total assets	$788,336			$727,726

Interest-bearing liabilities:
Savings accounts	$93,113	403	0.43%	$88,425	878	0.99%
Interest-bearing checking accounts	88,852	185	0.21%	70,678	286	0.40%
Money market checking accounts	133,835	469	0.35%	112,863	965	0.86%
Certificates of deposit	110,742	1,623	1.47%	154,020	2,623	1.70%
Total interest-bearing deposits	426,542	2,680	0.63%	425,986	4,752	1.12%
Federal Home Loan Bank advances	43,370	482	1.11%	44,574	569	1.28%
Paycheck Protection Program Liquidity Facility borrowings	1,023	4	0.35%	20,324	72	0.35%
Other borrowings	418	11	2.59%	8,184	97	1.18%
Total interest-bearing liabilities	471,353	3,177	0.67%	499,068	5,490	1.10%
Noninterest-bearing liabilities	200,756			150,781
Total liabilities	672,109			649,849
Total stockholders' equity	$116,227			$77,877
Total liabilities and retained earnings	$788,336			$727,726
Net interest income		$29,276			$25,142
Net interest rate spread (1)			3.81%			3.49%
Net interest-earning assets (2)	$253,610			$168,057
Net interest margin (3)			4.04%			3.77%
Average interest-earning assets to interest- bearing liabilities	153.80%			133.67%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
	(In thousands except share amounts)
Assets
Cash and due from banks, including reserve requirement of $0 at December 31, 2021 and 2020, respectively	$16,239	5,552
Interest-earning deposits in other depository institutions	95,537	172,701
Cash and cash equivalents	111,776	178,253
Investment securities available-for-sale	48,557	24,005
Other investments	2,476	1,596
Loans, net	575,825	592,254
Other real estate owned	3,538	1,292
Premises and equipment, net	3,783	8,617
Bank owned life insurance	15,377	15,311
Intangible assets	18,749	18,940
Accrued interest receivable and other assets	8,007	10,360
Total assets	$788,088	850,628
Liabilities and Stockholders' Equity
Liabilities :
Savings accounts	$86,745	96,591
Interest-bearing checking	91,387	129,813
Market rate checking	145,969	121,317
Noninterest-bearing checking	193,940	160,819
Certificate of deposits	96,758	131,625
Total deposits	614,799	640,165
Federal Home Loan Bank (FHLB) advances	48,988	19,117
Paycheck Protection Program Liquidity Facility (PPPLF) borrowings	—	100,814
Other borrowings	—	5,000
Accrued interest payable and other liabilities	3,333	4,748
Total liabilities	667,120	769,843
Commitments
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized, 6,872,634 issued and outstanding at December 31, 2021 and 19,000,000 shares authorized, 6,968,469 issued and 6,865,653 outstanding at December 31, 2020) (1)	69	69
Preferred stock (1,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	68,038	33,628
Treasury stock, 0 shares at December 31, 2021 and 102,816 shares at December 31, 2020, at cost	—	(1,268)
Unearned ESOP shares	(5,004)	(2,453)
Retained earnings	58,223	50,650
Accumulated other comprehensive (loss) income	(358)	159
Total stockholders' equity	120,968	80,785
Total liabilities and stockholders' equity	$788,088	850,628

(1) Amounts related to periods prior to the date of Conversion (January 20, 2021) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (0.90686).

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020
	(In thousands except per share amounts)
Interest income:
Loans, including fees	$31,484	29,933
Investment securities, including dividends	789	487
Interest-earning deposits	180	212
Total interest income	32,453	30,632
Interest expense:
Deposits	2,680	4,752
Borrowings	497	738
Total interest expense	3,177	5,490
Net interest income before provision for loan losses	29,276	25,142
Provision for loan losses	1,075	2,000
Net interest income after provision for loan losses	28,201	23,142
Noninterest income:
Service charges on deposit accounts	1,506	1,359
Gain on sales of investment securities available-for-sale	—	20
Other	1,172	777
Total noninterest income	2,678	2,156
Noninterest expenses:
Salaries and employee benefits	10,415	10,969
Deferred compensation	248	279
Occupancy	2,935	2,820
Advertising	339	200
Data processing	1,975	2,343
Other real estate owned	18	20
Net loss (gain) on sale and write-down of other real estate owned	(127)	289
Legal and accounting	827	1,447
Organizational dues and subscriptions	363	306
Director compensation	198	203
Federal deposit insurance premiums	260	401
Other	3,517	2,141
Total noninterest expenses	20,968	21,418
Income before income taxes	9,911	3,880
Income tax expense	2,338	792
Net income	$7,573	3,088
Basic earnings per share (1)	$1.10	0.41
Diluted earnings per share (1)	$1.09	$0.41

(1) Amounts related to periods prior to the date of the Conversion (January 20, 2021) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (0.90686-to-one).

AFBI Selected Data

Earnings

($ in thousand s)

$8,100
$7,100
$6,100
$5,100
$4,100
$3,100
$2,100
$1,100
$100
$3,088
$2,132
$2,318
$1,805
$7,573
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Net Earnings

Gross Loans

($ in thousand s)

$570,000
$550,000
$530,000
$510,000
$490,000
$498,860
$502,813
$518,244
$539,639
$566,498
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Gross Loans *

*Excludes PPP loans, deferred loan fees, and other adjustments. See Non-GAAP Reconciliation

Deposit Composition

Certificate of deposits 16%
Savings accounts 14%
Interest - bearing checking 15%
Money market accounts 24%
Non -interest - bearing checking 31%

Loan Composition

Residential mortgage 1-4 family 11%
Consumer installment 12%
Construction, land and acquisition & development 3%
Commercial real estate 45%
Paycheck Protection Program loans 3%
Commercial and industrial 26%

AFFINITY BANK

NEWTON FEDERAL

AFBI Share Information

Stock Price

$20.00
$17.00
$14.00
$11.00
$8.00
$5.00
$9.90
$12.19
$12.97
$14.05
$15.40
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Stock Price

Stock Price to Tangible Book Value

150.00%
130.00%
110.00%
90.00%
70.00%
50.00%
110.01%
86.97%
90.23%
95.69%
103.54%
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Stock Price to TBV

Book Value Per Share

$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$11.75
$16.76
$17.12
$17.42
$17.60
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Book Value Per Share

Tangible Book Value Per Share

$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$9.00
$14.02
$14.37
$14.68
$14.87
2020Y
2021Q1
2021Q2
2021Q3
2021Y
Tangible Book Value Per Share *

AFFINITY BANK

NEWTON FEDERAL

* Tangible book value per share equals book value per share minus intangible assets (goodwill and core deposit intangible).

Non-GAAP Reconciliation

Reported amounts for total loans are presented in accordance with GAAP. The Company’s management believes that the following supplemental non-GAAP information, which consists of total loans excluding PPP loans, deferred loan fees and other loan adjustments (consisting of loans in process), provides a better comparison of the amount of the Company’s loan portfolio. Additionally, the Company believes this information is utilized by market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(In thousands)
Non-GAAP Reconciliation
Total Loans	$ 584,384	$ 571,170	$ 590,011	$ 626,096	$ 598,615
Plus:
Fair Value Marks	1,350	1,422	1,529	1,607	1,772
Deferred loan fees	953	1,077	1,666	2,466	1,980
Less:
Payroll Protection Program	18,124	32,204	73,020	126,054	101,749
loans
Indirect Auto Dealer Reserve	1,846	1,724	1,495	1,302	1,167
Other Loan Adjustments	219	102	447	0	591
Gross Loans	$ 566,498	$ 539,639	$ 518,244	$ 502,813	$ 498,860